EXHIBIT 5.1


                              [COMPANY LETTERHEAD]




                                 January 8, 2002

Halliburton Company
3600 Lincoln Plaza
500 North Akard Street
Dallas, Texas 75201-3391

Ladies and Gentlemen:

     I am acting as counsel to Halliburton Company, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company under the Securities Act of 1933, as amended, relating to the offering and issuance of $10 million of Deferred Compensation Obligations (the "Obligations"), including an indeterminate number of shares of the Company's Common Stock, par value $2.50 per share (the "Shares"), pursuant to the Halliburton Company Directors' Deferred Compensation Plan, as amended and restated effective February 1, 2001 (the "Plan").

     As such counsel, I have participated in the preparation of the Registration Statement and am familiar with the Company's Restated Certificate of
Incorporation and By-Laws, as well as the Plan. I have also examined and reviewed such other corporate proceedings, certificates, instruments and documents as I considered necessary or appropriate for purposes of this opinion.

     Based upon the foregoing and subject to the assumptions and qualifications stated herein, I am of the opinion that (a) the Plan, as amended and restated, has been duly and validly approved by the Company; (b) the Obligations have been duly and validly authorized by the Company; (c) when issued in accordance with the provisions of the Plan, the Obligations will be binding obligations of the Company, enforceable in accordance with their terms and the terms of the Plan, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally, and by general principles of equity, regardless of whether that enforceability is considered in a proceeding in equity or at law; (d) the Shares to be issued pursuant to the Plan have been validly authorized for issuance; and (e) the Shares, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

     The foregoing opinion is limited to the federal securities laws of the United States, the General Corporation Law of the State of Delaware and the laws of the State of Texas.

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     This  opinion is  rendered  as of the  effective  date of the  Registration
Statement. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement and any amendment thereto. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                   Very truly yours,

                                   /s/ Susan S. Keith
                                   Susan S. Keith
                                   Vice President, Secretary and
                                        Corporate Counsel